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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                        AMISYS Managed Care Systems, Inc.
                        ---------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    03153610
                                  ------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  2  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  New Enterprise Associates VI, Limited Partnership                  |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  3  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Partners VI, Limited Partnership                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  4  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Peter J. Barris                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 3,000 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 3,000 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,240,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  5  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Frank A. Bonsal, Jr.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  6  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy L. Dorman                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  7  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Ronald Kase                                                        |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  8  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        | C. Richard Kramlich                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page  9  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur J. Marks                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 3,000 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 3,000 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,240,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page 10  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Thomas C. McConnell                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page 11  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  John M. Nehra                                                      |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 03153610     |           13G            |   Page 12  of  23   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles W. Newhall III                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,237,163 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,237,163 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,237,163 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 16.0%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *                                         |
|        |  IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:  AMISYS Managed Care Systems, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:
              30 West Gude Drive, 5th Floor, Rockville, MD  20850

Item 2(a).    Names of Persons Filing: New Enterprise Associates VI,
              Limited Partnership ("NEA VI"), NEA Partners VI, Limited Partnership ("NEA Partners VI"), which is the sole general partner of NEA VI, and Peter J. Barris ("Barris"), Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks") , Thomas
              C. McConnell ("McConnell"), John M. Nehra ("Nehra") and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners VI. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              The address of the principal business office of NEA VI, NEA Partners VI, Barris, Bonsal, Dorman, Marks, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c). Citizenship: Each of NEA VI and NEA Partners VI is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value ("Common Stock").

Item 2(e).    CUSIP Number:  03153610

Item 3.              If this statement is filed pursuant to Rules 13d-
                     1(b), or 13d-2(b), check whether the person filing is a:

                     (a)    [   ]   Broker or Dealer registered under
                                    Section 15 of the Securities Exchange Act of
                                    1934 (the "Act").

                     (b)    [   ]   Bank as defined in Section 3(a)(6) of the
                                    Act.

                     (c)    [   ]   Insurance Company as defined in
                                    Section 3(a)(19) of the Act.

                     (d)    [   ]   Investment Company registered under
                                    Section 8 of the Investment Company Act of
                                    1940.

                     (e)    [   ]   Investment Adviser registered under
                                    Section 203 of the Investment Advisers Act of 1940.

                     (f)    [   ]   Employee Benefit Plan, Pension Fund
                                    which is subject to the provisions of the Employee Retirement Income Security Act of
                                    1974 or Endowment Fund; see Rule
                                    13d-1(b)(1)(ii)(F) of the Act.



                               Page 13 of 23 Pages

                     (g)    [   ]  Parent Holding Company, in accordance with
                                   Rule 13d-1(b)(ii)(G) of the Act.

                     (h)    [   ]  Group, in accordance with Rule
                                   13d-1(b)(1)(ii)(H) of the Act.

                    Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.       Ownership.

               (a) Amount Beneficially Owned: NEA VI is the record owner of 1,237,163 shares of Common Stock (the "Record Shares") as of December 31, 1996. As the sole general partner of NEA VI, NEA Partners VI may be deemed to own beneficially the Record Shares. As the general partners of NEA Partners VI, the sole general partner of NEA VI, each of Bonsal, Dorman, Kase, Kramlich, McConnell, Nehra and Newhall may also be deemed to own beneficially the Record Shares. Each of Barris and Marks holds an option to purchase 3,000 shares, which option is exercisable within 60 days after December 31, 1996. As general partners of NEA Partners VI, the sole general partner of NEA VI, and holders of the options to purchase 3,000 shares, each of Barris and Marks may be deemed to own beneficially the Record Shares and the 3,000 shares subject to his respective option, for a total of 1,240,163 shares.

               (b) Percent of Class: Each Reporting Person: 16.0%. The foregoing percentage is calculated based on the 7,754,100 shares of Common Stock reported to be outstanding in the amended Quarterly Report on Form 10-Q/A of AMISYS Managed Care Systems, Inc. for the fiscal quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-13(d)(1).

               (c)   Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Barris and Marks. 3,000 shares for each of Barris and Marks.

                   (ii)      shared power to vote or to direct the vote:
                             1,237,163 shares for each Reporting Person.

                  (iii) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Barris and Marks. 3,000 shares for each of Barris and Marks.

                    (iv) shared power to dispose or to direct the disposition of: 1,237,163 shares for each Reporting Person.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except, in the case of NEA VI, for the 1,237,163 shares of Common Stock it holds of record.


                               Page 14 of 23 Pages

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not applicable.

Item 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company.
              -----------------------------------------------------------

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.       Notice of Dissolution of Group.
              ------------------------------

              Not applicable.

Item 10.      Certification.
              -------------

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).




                               Page 15 of 23 Pages

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 1997


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:                *
         ---------------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                 *
   ------------------------------------
   Charles W. Newhall III
   General Partner


                 *
------------------------------------
Peter J. Barris


                 *
------------------------------------
Ronald Kase


                 *
------------------------------------
John M. Nehra



                               Page 16 of 23 Pages

                 *
------------------------------------
Frank A. Bonsal, Jr.


                 *
------------------------------------
C. Richard Kramlich


                 *
------------------------------------
Arthur J. Marks


                 *
------------------------------------
Thomas C. McConnell


                 *
------------------------------------
Charles W. Newhall III


                                     *By: /s/ Nancy L. Dorman
                                          --------------------------------------
                                          Nancy L. Dorman, in her individual
                                          capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.





                               Page 17 of 23 Pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT


      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of AMISYS Managed Care Systems, Inc.

      EXECUTED as a sealed instrument this 10th day of February, 1997.


NEW ENTERPRISE ASSOCIATES VI, LIMITED PARTNERSHIP

By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:                 *
         -----------------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                    *
   ------------------------------------
   Charles W. Newhall III
   General Partner

                 *
-----------------------------------
Peter J. Barris


                 *
-----------------------------------
Ronald Kase


                 *
-----------------------------------
John M. Nehra




                               Page 18 of 23 Pages

                 *
-----------------------------------
Frank A. Bonsal, Jr.


                 *
-----------------------------------
C. Richard Kramlich


                 *
-----------------------------------
Arthur J. Marks


                 *
-----------------------------------
Thomas C. McConnell


                 *
-----------------------------------
Charles W. Newhall III

                                       *By: /s/ Nancy L. Dorman
                                            ------------------------------------
                                            Nancy L. Dorman, in her individual
                                            capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems, Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.



                               Page 19 of 23 Pages

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                     /s/ Raymond L. Bank
                                                     ---------------------------
                                                     Raymond L. Bank


                                                     /s/ Thomas R. Baruch
                                                     ---------------------------
                                                     Thomas R. Baruch


                                                     /s/ Cornelius C. Bond, Jr.
                                                     ---------------------------
                                                     Cornelius C. Bond, Jr.


                                                     /s/ Frank A. Bonsal, Jr.
                                                     ---------------------------
                                                     Frank A. Bonsal, Jr.


                                                     /s/ James A. Cole
                                                     ---------------------------
                                                     James A. Cole



                               Page 20 of 23 Pages

                                                     /s/ Nancy L. Dorman
                                                     ---------------------------
                                                     Nancy L. Dorman


                                                     /s/ Neal M. Douglas
                                                     ---------------------------
                                                     Neal M. Douglas


                                                     /s/ John W. Glynn, Jr.
                                                     ---------------------------
                                                     John W. Glynn, Jr.


                                                     /s/ Curran W. Harvey
                                                     ---------------------------
                                                     Curran W. Harvey


                                                     /s/ Ronald Kase
                                                     ---------------------------
                                                     Ronald Kase


                                                     /s/ C. Richard Kramlich
                                                     ---------------------------
                                                     C. Richard Kramlich


                                                     /s/ Robert F. Kuhling
                                                     ---------------------------
                                                     Robert F. Kuhling


                                                     /s/ Arthur J. Marks
                                                     ---------------------------
                                                     Arthur J. Marks


                                                     /s/ Thomas C. McConnell
                                                     ---------------------------
                                                     Thomas C. McConnell


                                                     /s/ Donald L. Murfin
                                                     ---------------------------
                                                     Donald L. Murfin


                                                     /s/ H. Leland Murphy
                                                     ---------------------------
                                                     H. Leland Murphy




                               Page 21 of 23 Pages

                                                     /s/ John M. Nehra
                                                     ---------------------------
                                                     John M. Nehra


                                                     /s/ Charles W. Newhall III
                                                     ---------------------------
                                                     Charles W. Newhall III


                                                     /s/ Terry L. Opdendyk
                                                     ---------------------------
                                                     Terry L. Opdendyk


                                                     /s/ Barbara J. Perrier
                                                     ---------------------------
                                                     Barbara J. Perrier


                                                     /s/ C. Vincent Prothro
                                                     ---------------------------
                                                     C. Vincent Prothro


                                                     /s/ C. Woodrow Rea, Jr.
                                                     ---------------------------
                                                     C. Woodrow Rea, Jr.


                                                     /s/ Howard D. Wolfe, Jr.
                                                     ---------------------------
                                                     Howard D. Wolfe, Jr.


                                                     /s/ Nora M. Zietz
                                                     ---------------------------
                                                     Nora M. Zietz




                               Page 22 of 23 Pages

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                     /s/ Peter J. Barris
                                                     ---------------------------
                                                     Peter J. Barris


                                                     /s/ Debra E. King
                                                     ---------------------------
                                                     Debra E. King


                                                     /s/ Peter T. Morris
                                                     ---------------------------
                                                     Peter T. Morris


                                                     /s/ Hugh Y. Rienhoff, Jr.
                                                     ---------------------------
                                                     Hugh Y. Rienhoff, Jr.


                                                     /s/ Alexander Slusky
                                                     ---------------------------
                                                     Alexander Slusky


                                                     /s/ Louis B. Van Dyck
                                                     ---------------------------
                                                     Louis B. Van Dyck